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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                 INTERLAND, INC.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   458727 10 4
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                                 (CUSIP Number)

                                December 31, 2001
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             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)






















*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G



CUSIP NO. 458727 10 4                                          PAGE 1 OF 3 PAGES


          NAME OF REPORTING PERSON
   1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          KENNETH GAVRANOVIC
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          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
   2                                                                    (a)  [ ]
                                                                        (b)  [X]
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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
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                          5    SOLE VOTING POWER
        NUMBER                 8,038,746*
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0
        OWNED
          BY            --------------------------------------------------------
         EACH             7    SOLE DISPOSITIVE POWER
      REPORTING                8,038,746*
        PERSON          --------------------------------------------------------
         WITH             8    SHARED DISPOSITIVE POWER
                               0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          8,038,746*
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)  [X]

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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.9%
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   12     TYPE OF REPORTING PERSON (See Instructions)
          IN
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                                  SCHEDULE 13G


CUSIP NO.  458727 10 4                                         PAGE 2 OF 3 PAGES

ITEM 1.        (a) Name of Issuer:

                   Interland, Inc.

               (b) Address of Issuer's Principal Executive Offices:

                   303 Peachtree Center Ave.
                   Suite 500
                   Atlanta, GA 30303

ITEM 2.        (a) Name of Person Filing:

                   Kenneth Gavranovic

               (b) Address of Principal Business Office:

                   303 Peachtree Center Ave.
                   Suite 500
                   Atlanta, GA 30303

               (c) Citizenship:

                   U.S.A.

               (d) Title of Class of Securities:

                   Common Stock

               (e) CUSIP Number:

                   458727 10 4

ITEM 3.            Not applicable.


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CUSIP NO. 458727 10 4                                          PAGE 3 OF 3 PAGES

ITEM 4.        OWNERSHIP.

               (a) Amount beneficially owned:   8,038,746*
               (b) Percent of class:     5.9%
               (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:8,038,746*
                  (ii)  Shared power to vote or to direct the vote: 0
                  (iii) Sole power to dispose or to direct the disposition of:
                        8,038,746*
                  (iv) Shared power to dispose or to direct the disposition of: 0
                  * Includes 278,964 shares subject to options exercisable within 60 days of December 31, 2001. Does not include an aggregate of 70,200 shares issuable to Mr. Gavranovic's mother pursuant to exercisable options, with respect to which Mr. Gavranovic disclaims beneficial ownership.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable.
                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2002          By: /s/ Kenneth Gavranovic
                                       -----------------------------------------
                                       Kenneth Gavranovic